Exhibit 5.1

THOMPSON & KNIGHT LLP ATTORNEYS AND COUNSELORS THREE ALLEN CENTER 333 Clay Street • Suite 3300 HOUSTON, TEXAS 77002-4499 (713) 654-8111 FAX (713) 654-1871 www.tklaw.com September 11, 2012	AUSTIN DALLAS FORT WORTH HOUSTON NEW YORK ALGIERS LONDON MONTERREY PARIS

Halcón Resources Corporation

1000 Louisiana St, Suite 6700

Houston, Texas 77002

Re:	Halcón Resources Corporation

Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel to Halcón Resources Corporation, a Delaware corporation (“Halcón”), in connection with the preparation and filing by Halcón with the U.S. Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-3 on the date hereof (the “Registration Statement”) providing for the proposed offer and sale of shares of Halcón common stock, par value $0.0001 per share (the “Common Stock”) by certain stockholders of Halcón.

In connection with the opinion expressed herein, we have examined originals or copies certified or otherwise identified to our satisfaction of the Registration Statement, and such records, certificates and other documents as we have deemed necessary or appropriate for the purpose of this opinion. As to certain facts material to our opinion, we have relied, to the extent we deem such reliance proper, upon certificates of public officials and officers of Halcón. We have assumed (i) the genuineness of all signatures; (ii) the authenticity of the originals of the documents submitted to us; (iii) the conformity to authentic originals of any documents submitted to us as copies; (iv) as to matters of fact, the truthfulness of the representations and statements made in certificates of public officials and officers or other representatives of Halcón; (v) that (A) the Registration Statement, and any amendments thereto (including all necessary post-effective amendments), shall be effective under the Securities Act of 1933, as amended, and (B) the shares of Common Stock will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement.

We have not independently established the validity of the foregoing assumptions.

Based upon and subject to the foregoing and to the assumptions, conditions and limitations set forth herein, we are of the opinion that the shares of common stock being offered pursuant to the Registration Statement are duly authorized, legally issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to all references to our firm in the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under the Securities Act of 1933, as amended, or the rules or regulations of the Commission thereunder.

Very truly yours,

/s/ THOMPSON & KNIGHT LLP